                                                                    EXHIBIT 11.1

                            THE KINETICS GROUP, INC.

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                                                                    THREE MONTHS
                                                       YEAR ENDED      ENDED
                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1996          1996
                                                      ------------- ------------
Shares used in calculation of pro forma net income
 per common share:
  Weighted average common shares outstanding........     7,500,000    7,522,500
  Redeemable convertible preferred stock, if
   converted........................................     1,730,432    1,775,107
  Shares related to SAB Nos. 55, 64 and 83..........       812,500      750,992
                                                       -----------  -----------
    Total...........................................    10,042,932   10,048,599
                                                       ===========  ===========
Net income applicable to common stockholders........   $   644,000  $ 1,485,000
Add back: dividends and accretion on redeemable
 convertible capital stock..........................     8,087,000      199,000
                                                       -----------  -----------
    Total...........................................   $ 8,731,000  $ 1,684,000
                                                       ===========  ===========
    Pro forma net income per common share...........   $      0.87  $      0.17
                                                       ===========  ===========
Shares used in calculation of supplemental pro forma
 net income per common share:
  Weighted average common shares outstanding, as
   computed above...................................    10,042,932   10,048,599
  Shares of common stock for which proceeds are
   assumed to be used to retire existing
   indebtedness.....................................       967,742    1,532,760
                                                       -----------  -----------
    Total...........................................    11,010,674   11,581,359
                                                       ===========  ===========
Net income applicable to common stockholders, as
 computed above.....................................   $ 8,731,000  $ 1,684,000
Add back: Interest on indebtedness assumed to be re-
 tired..............................................       416,000      219,000
                                                       -----------  -----------
    Total...........................................   $ 9,147,000  $ 1,903,000
                                                       ===========  ===========
    Supplemental pro forma net income per common
     share..........................................   $      0.83  $      0.16
                                                       ===========  ===========